Exhibit 12

                       FORD MOTOR COMPANY AND SUBSIDIARIES

           CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                                  (in millions)

                                                                                          For the Years Ended December 31
                                                                                 --------------------------------------------------
                                                                         Three
                                                                        Months
                                                                         2005      2004       2003      2002      2001       2000
                                                                       -------   ---------  --------  --------  ---------  --------
Earnings
Income before income taxes and cumulative effects of changes in
  accounting principles (a).......................................     $ 1,549   $  4,853   $ 1,339   $  1,064  $ (7,325)  $  8,387
Less: Equity in net (income)/loss of affiliates include in income
  before income taxes.............................................         (59)      (240)     (155)       137       550         50
                                                                       -------   --------   -------   --------  --------   --------
Adjusted income...................................................       1,490      4,613     1,184      1,201    (6,775)     8,437
Adjusted fixed charges (b)........................................       2,125      7,736     8,466      9,696    11,259     11,226
                                                                       -------   --------   -------   --------  --------   --------
Earnings..........................................................     $ 3,615   $ 12,349   $ 9,650   $ 10,897  $  4,484   $ 19,663
                                                                       =======   ========   =======   ========  ========   ========

Combined Fixed Charges and Preferred Stock Dividends
Interest expense (c)..............................................     $ 1,986   $  7,128   $ 7,706   $  8,847  $ 10,830   $ 10,781
Interest portion of rental expense (d)............................         127        565       524        448       394        369
Preferred Stock dividend requirements of majority owned
  subsidiaries and trusts.........................................          --         --       190        353        55         55
                                                                       -------   --------   -------   --------  --------   --------
   Fixed charges..................................................       2,113      7,693     8,420      9,648    11,279     11,205
Ford Preferred Stock dividend requirements (e)....................          --         --        --         22        22         22
                                                                       -------   --------   -------   --------  --------   --------
   Total combined fixed charges and Preferred Stock dividends.....     $ 2,113   $  7,693   $ 8,420   $  9,670  $ 11,301   $ 11,227
                                                                       =======   ========   =======   ========  ========    =======

Ratios
   Ratio of earnings to fixed charges.............................         1.7        1.6       1.1        1.1       (f)        1.8
   Ratio of earnings to combined fixed charges and Preferred Stock
    dividends.....................................................         1.7        1.6       1.1        1.1       (f)        1.8

   Discontinued operations are excluded from all amounts.
__________
(a)  Income   before   taxes   includes   equity   income  from   unconsolidated
     subsidiaries.
(b) Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and Preferred Stock dividend requirements of majority owned subsidiaries and trusts.
(c) Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
(d)  One-third of all rental expense is deemed to be interest.
(e) Preferred Stock dividend requirements of Ford Motor Company were increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.
(f) Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges by $6.8 billion.






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